CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed/Floating Rate Senior Notes due 2025	$2,000,000,000	$218,200
Fixed/Floating Rate Senior Notes due 2027	$3,000,000,000	$327,300
Fixed/Floating Rate Senior Notes due 2032	$3,500,000,000	$381,850

PROSPECTUS Dated November 16, 2020 PROSPECTUS SUPPLEMENT Dated November 16, 2020	Pricing Supplement No. 1,972 to Registration Statement No. 333-250103 Dated July 15, 2021 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES I
Fixed/Floating Rate Senior Notes Due 2025
Fixed/Floating Rate Senior Notes Due 2027
Fixed/Floating Rate Senior Notes Due 2032
We, Morgan Stanley, are offering the notes described below on a global basis. We may redeem some or all of the Global Medium-Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2025 (the “fixed/floating rate notes due 2025”) at any time on or after January 20, 2022 and prior to January 22, 2024 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2025, (i) in whole but not in part, on January 22, 2024 or (ii) in whole at any time or in part from time to time, on or after December 22, 2024, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.”  We may redeem some or all of the Global Medium‑Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2027 (the “fixed/floating rate notes due 2027”) at any time on or after January 20, 2022 and prior to July 20, 2026 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2027, (i) in whole but not in part, on July 20, 2026 or (ii) in whole at any time or in part from time to time, on or after June 20, 2027, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.” We may redeem some or all of the Global Medium‑Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2032 (the “fixed/floating rate notes due 2032” and, together with the fixed/floating rate notes due 2025 and the fixed/floating rate notes due 2027, the “notes”) at any time on or after January 20, 2022 and prior to July 21, 2031 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below. We also may redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on July 21, 2031 or (ii) in whole at any time or in part from time to time, on or after April 21, 2032, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.”
We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.
We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. In addition, we describe the basic features of each of the fixed/floating rate notes due 2025, the fixed/floating rate notes due 2027 and the fixed/floating rate notes due 2032 during the respective Fixed Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and during the respective Floating Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.
With respect to each of the fixed/floating rate notes due 2025, the fixed/floating rate notes due 2027 and the fixed/floating rate notes due 2032, we describe how interest is calculated, accrued and paid during the respective Fixed Rate Period, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus. With respect to each of the fixed/floating rate notes due 2025, the fixed/floating rate notes due 2027 and the fixed/floating rate notes due 2032, we describe how interest is paid during the respective Floating Rate Period under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described under “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus with respect to the compounding method used to calculate accrued interest during the respective Floating Rate Period and the application of the Spread to such method.
Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Investing in the notes involves risks. See “Risk Factors” on page PS-9.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
MORGAN STANLEY
MUFG

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

None of this pricing supplement, the accompanying prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of notes which are the subject of any offering contemplated in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither Morgan Stanley nor the managers have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the United Kingdom's Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Fixed/Floating Rate Notes Due 2025
Principal Amount:	$2,000,000,000
Maturity Date:	January 22, 2025
Settlement Date
(Original Issue Date):	July 20, 2021 (T+3)
Interest Accrual Date:	July 20, 2021
Issue Price:	100.00%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding January 22, 2024
Floating Rate Period:	The period from and including January 22, 2024 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 0.791% per annum; during the Floating Rate Period, see “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus

Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the accompanying prospectus). As further described in the accompanying prospectus, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 0.509% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. dollars
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including January 22, 2024 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2025, the redemption date for such fixed/floating rate notes due 2025) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2025, to but excluding the redemption date for such fixed/floating rate notes due 2025 (in each case, the final Interest Payment Period End-Date for such fixed/floating rate notes due 2025) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Interest Payment Period End-Dates:
With respect to the Floating Rate Period, the 22nd of each January, April, July and October, commencing April 2024 and ending on the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2025, ending on the redemption date for such fixed/floating rate notes due 2025; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2025, the redemption date for such fixed/floating rate notes due 2025, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date for the fixed/floating rate notes due 2025 (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2025, the redemption date for such fixed/floating rate notes due 2025) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date.

Interest Payment Dates:
With respect to the Fixed Rate Period, each January 22 and July 22, commencing January 22, 2022 to and including January 22, 2024; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2025, the redemption date for such fixed/floating rate notes due 2025. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61747Y EB7
ISIN:	US61747YEB74
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Prohibition of Sales to
EEA and United Kingdom
Retail Investors:	Applicable
Other Provisions:
Optional make-whole redemption on or after January 20, 2022 and prior to January 22, 2024, on at least 5 but not more than 30 days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2025, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to January 22, 2024 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 10 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2025 to be redeemed as if the fixed/floating rate notes due 2025 matured on January 22, 2024 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.

See also “Optional Redemption” below.

Fixed/Floating Rate Notes Due 2027
Principal Amount:	$3,000,000,000
Maturity Date:	July 20, 2027
Settlement Date
(Original Issue Date):	July 20, 2021 (T+3)
Interest Accrual Date:	July 20, 2021
Issue Price:	100.00%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding July 20, 2026
Floating Rate Period:	The period from and including July 20, 2026 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 1.512% per annum; during the Floating Rate Period, see “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus

Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the accompanying prospectus). As further described in the accompanying prospectus, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 0.858% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. dollars
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including July 20, 2026 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2027, the redemption date for such fixed/floating rate notes due 2027) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2027, to but excluding the redemption date for such fixed/floating rate notes due 2027 (in each case, the final Interest Payment Period End-Date for such fixed/floating rate notes due 2027) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Interest Payment Period End-Dates:
With respect to the Floating Rate Period, the 20th of each January, April, July and October, commencing October 2026 and ending on the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2027, ending on the redemption date for such fixed/floating rate notes due 2027; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2027, the redemption date for such fixed/floating rate notes due 2027, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date for the fixed/floating rate notes due 2027 (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2027, the redemption date for such fixed/floating rate notes due 2027) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date.

Interest Payment Dates:
With respect to the Fixed Rate Period, each January 20 and July 20, commencing January 20, 2022 to and including July 20, 2026; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2027, the redemption date for such fixed/floating rate notes due 2027. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61747Y EC5
ISIN:	US61747YEC57
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Prohibition of Sales to
EEA and United Kingdom
Retail Investors:	Applicable
Other Provisions:
Optional make-whole redemption on or after January 20, 2022 and prior to July 20, 2026, on at least 5 but not more than 30 days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2027, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to July 20, 2026 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 12.5 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2027 to be redeemed as if the fixed/floating rate notes due 2027 matured on July 20, 2026 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.

See also “Optional Redemption” below.

Fixed/Floating Rate Notes Due 2032
Principal Amount:	$3,500,000,000
Maturity Date:	July 21, 2032
Settlement Date
(Original Issue Date):	July 20, 2021 (T+3)
Interest Accrual Date:	July 20, 2021
Issue Price:	100.00%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding July 21, 2031
Floating Rate Period:	The period from and including July 21, 2031 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 2.239% per annum; during the Floating Rate Period, see “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus

Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in the accompanying prospectus). As further described in the accompanying prospectus, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 1.178% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. dollars
Interest Payment Periods:
During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly. With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including July 21, 2031 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, to but excluding the redemption date for such fixed/floating rate notes due 2032 (in each case, the final Interest Payment Period End-Date for such fixed/floating rate notes due 2032) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Interest Payment Period End-Dates:
With respect to the Floating Rate Period, the 21st of each January, April, July and October, commencing October 2031 and ending on the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, ending on the redemption date for such fixed/floating rate notes due 2032; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date for the fixed/floating rate notes due 2032 (i.e., the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date.

Interest Payment Dates:
With respect to the Fixed Rate Period, each January 21 and July 21, commencing January 21, 2022 to and including July 21, 2031; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if we elect to redeem fixed/floating rate notes due 2032, the redemption date for such fixed/floating rate notes due 2032. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Business Day:	New York
Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61747Y ED3
ISIN:	US61747YED31
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Prohibition of Sales to
EEA and United Kingdom
Retail Investors:	Applicable
Other Provisions:
Optional make-whole redemption on or after January 20, 2022 and prior to July 21, 2031, on at least 5 but not more than 30 days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the fixed/floating rate notes due 2032, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to July 21, 2031 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the fixed/floating rate notes due 2032 to be redeemed as if the fixed/floating rate notes due 2032 matured on July 21, 2031 (“remaining term”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term.

See also “Optional Redemption” below.

Risk Factors

For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, legal, regulatory and compliance risk, risk management, competitive environment, international risk and acquisition, divestiture and joint venture risk, among others, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758) that are incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus.

This section describes certain selected risk factors relating to the notes.  Please see “Risk Factors” in the accompanying prospectus for a complete list of risk factors relating to the notes.

SOFR-Related Risks

During the Floating Rate Period, the interest rate on the notes is based on a daily compounded SOFR rate, which is relatively new in the marketplace.  For each Interest Payment Period during the Floating Rate Period for the notes, the interest rate on the notes is based on a daily compounded SOFR rate calculated using the specific formula described in the accompanying prospectus, not the SOFR rate published on or in respect of a particular date during such Interest Payment Period or an average of SOFR rates during such period.  For this and other reasons, the interest rate on the notes during any Interest Payment Period within the Floating Rate Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Payment Period within the Floating Rate Period for the notes is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on such notes on the Interest Payment Date for such Interest Payment Period.

In addition, very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the daily compounded SOFR rate used in the notes may not be widely adopted by other market participants, if at all.  If the market adopts a different calculation method, that would likely adversely affect the market value of such notes.

The amount of interest payable with respect to each Interest Payment Period during the Floating Rate Period for the notes will be determined near the end of the Interest Payment Period.  The level of the Base Rate applicable to each such Interest Payment Period and, therefore, the amount of interest payable with respect to such Interest Payment Period will be determined on the Interest Payment Period End-Date for such Interest Payment Period (or the Rate Cut-Off Date for the final Interest Payment Period).  Because each such date is near the end of such Interest Payment Period, you will not know the amount of interest payable with respect to each such Interest Payment Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes.  Depending on the actual or anticipated level of SOFR, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also may hedge the issuer’s obligations under such notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SOFR specifically.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of such notes.  In addition, the issuer’s subsidiaries may hedge the issuer’s obligations under the notes and they may realize a profit from that hedging activity even if investors do not receive a favorable investment return under the terms of such notes or in any secondary market transaction.

The calculation agent (or, if applicable, we or our designee) will make determinations with respect to the notes.  The calculation agent will make certain determinations with respect to the notes as further described in the accompanying prospectus.  In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Description of Debt Securities—SOFR Debt Securities—Determination of SOFR” in the accompanying prospectus. Any of these determinations may adversely affect the payout to investors.  Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the Base Rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes.  These potentially subjective determinations may adversely affect the payout to you on the notes.  For further information regarding these types of determinations, see “Description of Debt Securities—SOFR Debt Securities” in the accompanying prospectus.

In determining the Base Rate for the final Interest Payment Period in the Floating Rate Period for the notes, the level of SOFR for any day from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, will be the level of SOFR in respect of such Rate Cut-off Date.  For the final Interest Payment Period, because the level of SOFR for any day from and including the Rate Cut-off Date to but excluding the Maturity Date or redemption date, as applicable, will be the level of SOFR in respect of such Rate Cut-Off Date, you will not receive the benefit of any increase in the level in respect of SOFR beyond the level for such date in connection with the determination of the interest payable with respect to such Interest Payment Period, which could adversely impact the amount of interest payable with respect to that Interest Payment Period.

Early Redemption Risks

The notes have early redemption risk. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2025—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2025, (i) in whole but not in part, on January 22, 2024 or (ii) in whole at any time or in part from time to time, on or after December 22, 2024, on at least 5 but not more than 30 days’ prior notice. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2027—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2027, (i) in whole but not in part, on July 20, 2026 or (ii) in whole at any time or in part from time to time, on or after June 20, 2027, on at least 5 but not more than 30 days’ prior notice. In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2032—Other Provisions,” we have the option to redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on July 21, 2031 or (ii) in whole at any time or in part from time to time, on or after April 21, 2032, on at least 5 but not more than 30 days’ prior notice. It is more likely that we will redeem the fixed/floating rate notes due 2025, the fixed/floating rate notes due 2027 or the fixed/floating rate notes due 2032 prior to the respective stated maturity date to the extent that the interest payable on such notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market. If the notes are redeemed prior to their respective stated maturity dates, you may have to re-invest the proceeds in a lower interest rate environment.

Optional Redemption

In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2025—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2025, (i) in whole but not in part, on January 22, 2024 or (ii) in whole at any time or in part from time to time, on or after December 22, 2024, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the fixed/floating rate notes due 2025 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2025 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2025 so redeemed (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2025 that are not so redeemed.  Further, if fewer than all of the fixed/floating rate notes due 2025 are to be redeemed, the trustee will select, not more than 30 days prior to the redemption date, the particular fixed/floating rate notes due 2025 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2025 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2025 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2025 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.

In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2027—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2027, (i) in whole but not in part, on July 20, 2026 or (ii) in whole at any time or in part from time to time, on or after June 20, 2027, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such fixed/floating rate notes due 2027 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2027 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2027 so redeemed (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2027 that are not so redeemed. Further, if fewer than all of the fixed/floating rate notes due 2027 are to be redeemed, the trustee will select, not more than 30 days prior to the redemption date, the particular fixed/floating rate notes due 2027 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2027 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2027 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2027 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.

In addition to the optional make-whole redemption discussed above under “Fixed/Floating Rate Notes Due 2032—Other Provisions,” we may, at our option, redeem the fixed/floating rate notes due 2032, (i) in whole but not in part, on July 21, 2031 or (ii) in whole at any time or in part from time to time, on or after April 21, 2032, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such fixed/floating rate notes due 2032 to but excluding the redemption date. For the avoidance of doubt, if the fixed/floating rate notes due 2032 are redeemed in part, the determination of accrued and unpaid interest on the fixed/floating rate notes due 2032 so redeemed (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the fixed/floating rate notes due 2032 that are not so redeemed. Further, if fewer than all of the fixed/floating rate notes due 2032 are to be redeemed, the trustee will select, not more than 30 days prior to the redemption date, the particular fixed/floating rate notes due 2032 or portions thereof for redemption from the outstanding fixed/floating rate notes due 2032 not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the fixed/floating rate notes due 2032 are represented by one or more global securities, beneficial interests in such fixed/floating rate notes due 2032 will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.

On or before the respective redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.  If such money is so deposited, on and after the redemption date interest will cease to accrue on such notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding.

For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus.

The notes do not contain any provisions affording the holders the right to require us to purchase the notes after the occurrence of any change in control event affecting us.

Secured Overnight Financing Rate

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time.  If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time.  Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time.  Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point.  Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision.  This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication.  See “Risk Factors” above.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

United States Federal Taxation

Tax Considerations for the Fixed/Floating Rate Notes Due 2025

In the opinion of our counsel, Davis Polk & Wardwell LLP, the fixed/floating rate notes due 2025 should be treated as “variable rate debt instruments” for U.S. federal tax purposes. The fixed/floating rate notes due 2025 will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the fixed/floating rate notes due 2025, an equivalent fixed rate debt instrument must be constructed for the entire term of the fixed/floating rate notes due 2025. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the fixed/floating rate notes due 2025, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the fixed/floating rate notes due 2025). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we will be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional make-whole redemption should not be deemed to be exercised. However, if, as of the issue date, redeeming the fixed/floating rate notes due 2025 on January 22, 2024 would reduce the yield of the equivalent fixed rate debt instrument, the fixed/floating rate notes due 2025 will be treated as fixed rate debt instruments maturing on January 22, 2024 (the “instrument maturing January 2024”). Under those circumstances, if the fixed/floating rate notes due 2025 are not actually redeemed by us on January 22, 2024, solely for purposes of the OID rules, they will be deemed retired and reissued for their principal amount, and will thereafter be treated as floating rate debt instruments with a term of one year (the “1-year instrument”). The instrument maturing January 2024 would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on the 1-year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.

If, as of the issue date, redeeming the fixed/floating rate notes due 2025 on January 22, 2024 would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the fixed/floating rate notes due 2025. Under those circumstances, the fixed/floating rate notes due 2025 may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Tax Considerations for the Fixed/Floating Rate Notes Due 2027

In the opinion of our counsel, Davis Polk & Wardwell LLP, the fixed/floating rate notes due 2027 should be treated as “variable rate debt instruments” for U.S. federal tax purposes. The fixed/floating rate notes due 2027 will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the fixed/floating rate notes due 2027, an equivalent fixed rate debt instrument must be constructed for the entire term of the fixed/floating rate notes due 2027. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the fixed/floating rate notes due 2027, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the fixed/floating rate notes due 2027). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we will be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional make-whole redemption should not be deemed to be exercised. However, if, as of the issue date, redeeming the fixed/floating rate notes due 2027 on July 20, 2026 would reduce the yield of the equivalent fixed rate debt instrument, the fixed/floating rate notes due 2027 will be treated as fixed rate debt instruments maturing on July 20, 2026 (the “instrument maturing July 2026”). Under those circumstances, if the fixed/floating rate notes due 2027 are not actually redeemed by us on July 20, 2026, solely for purposes of the OID rules, they will be deemed retired and reissued for their principal amount, and will thereafter be treated as floating rate debt instruments with a term of one year (the “1-year instrument”). The instrument maturing July 2026 would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on the 1-year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.

If, as of the issue date, redeeming the fixed/floating rate notes due 2027 on July 20, 2026 would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the fixed/floating rate notes due 2027. Under those circumstances, the fixed/floating rate notes due 2027 may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Tax Considerations for the Fixed/Floating Rate Notes Due 2032

In the opinion of our counsel, Davis Polk & Wardwell LLP, the fixed/floating rate notes due 2032 should be treated as “variable rate debt instruments” for U.S. federal tax purposes. The fixed/floating rate notes due 2032 will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the fixed/floating rate notes due 2032, an equivalent fixed rate debt instrument must be constructed for the entire term of the fixed/floating rate notes due 2032. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the fixed/floating rate notes due 2032, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the fixed/floating rate notes due 2032). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we will be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional make-whole redemption should not be deemed to be exercised. However, if, as of the issue date, redeeming the fixed/floating rate notes due 2032 on July 21, 2031 would reduce the yield of the equivalent fixed rate debt instrument, the fixed/floating rate notes due 2032 will be treated as fixed rate debt instruments maturing on July 21, 2031 (the “instrument maturing July 2031”). Under those circumstances, if the fixed/floating rate notes due 2032 are not actually redeemed by us on July 21, 2031, solely for purposes of the OID rules, they will be deemed retired and reissued for their principal amount, and will thereafter be treated as floating rate debt instruments with a term of one year (the “1-year instrument”). The instrument maturing July 2031 would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on the 1-year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.

If, as of the issue date, redeeming the fixed/floating rate notes due 2032 on July 21, 2031 would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the fixed/floating rate notes due 2032. Under those circumstances, the fixed/floating rate notes due 2032 may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Both U.S. and non-U.S. holders of the notes should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On July 15, 2021, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.75%, plus accrued interest, if any, for the fixed/floating rate notes due 2025, at a net price of 99.65%, plus accrued interest, if any, for the fixed/floating rate notes due 2027 and at a net price of 99.55%, plus accrued interest, if any, for the fixed/floating rate notes due 2032, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed/floating rate notes due 2025 equals the stated issue price of 100.00%, plus accrued interest, if any, less a combined management and underwriting commission of 0.25% of the principal amount of the fixed/floating rate notes due 2025, the purchase price for the fixed/floating rate notes due 2027 equals the stated issue price of 100.00%, plus accrued interest, if any, less a combined management and underwriting commission of 0.35% of the principal amount of the fixed/floating rate notes due 2027, and the purchase price for the fixed/floating rate notes due 2032 equals the stated issue price of 100.00%, plus accrued interest, if any, less a combined management and underwriting commission of 0.45% of the principal amount of the fixed/floating rate notes due 2032.

Name	Principal Amount of Fixed/Floating Rate Notes Due 2025	Principal Amount of Fixed/Floating Rate Notes Due 2027	Principal Amount of Fixed/Floating Rate Notes Due 2032
Morgan Stanley & Co. LLC	$1,400,000,000	$2,100,000,000	$2,450,000,000
MUFG Securities Americas Inc.	200,000,000	300,000,000	350,000,000
Cabrera Capital Markets, LLC	—	120,000,000	—
CastleOak Securities, L.P.	—	—	140,000,000
Siebert Williams Shank & Co., LLC	80,000,000	—	—
Academy Securities, Inc.	—	—	105,000,000
Drexel Hamilton, LLC	—	90,000,000	—
Mischler Financial Group, Inc.	60,000,000	—	—
Multi-Bank Securities, Inc.	60,000,000	—	—
R. Seelaus & Co., LLC	—	90,000,000	—
Samuel A. Ramirez & Company, Inc.	—	—	105,000,000
AmeriVet Securities, Inc.	—	30,000,000	—
Apto Partners, LLC	—	30,000,000	—
BBVA Securities Inc.	20,000,000	—	—
Blaylock Van, LLC	20,000,000	—	—
BMO Capital Markets Corp.	—	—	35,000,000
BNY Mellon Capital Markets, LLC	20,000,000	—	—
Capital One Securities, Inc.	—	—	35,000,000
Citizens Capital Markets, Inc.	20,000,000	—	—
Commonwealth Bank of Australia	20,000,000	—	—
FHN Financial Securities Corp.	20,000,000	—	—
Fifth Third Securities, Inc.	—	30,000,000	—
ING Financial Markets LLC	—	30,000,000	—
Intesa Sanpaolo S.p.A.	—	—	35,000,000
KeyBanc Capital Markets Inc.	—	30,000,000	—
KKR Capital Markets LLC	20,000,000	—	—
Lloyds Securities Inc.	20,000,000	—	—
Loop Capital Markets LLC	—	—	35,000,000
MFR Securities, Inc.	—	—	35,000,000
Nordea Bank Abp	20,000,000	—	—
PNC Capital Markets LLC	—	—	35,000,000
Regions Securities LLC	—	30,000,000	—

Santander Investment Securities Inc.	—	30,000,000	—
Scotia Capital (USA) Inc.	—	30,000,000	—
SG Americas Securities, LLC	—	—	35,000,000
Standard Chartered Bank	—	—	35,000,000
Stern Brothers & Co.	20,000,000	—	—
Truist Securities, Inc.	—	—	35,000,000
U.S. Bancorp Investments, Inc.	—	—	35,000,000
UniCredit Capital Markets LLC	—	30,000,000	—
Westpac Capital Markets LLC	—	30,000,000	—
Total	$2,000,000,000	$3,000,000,000	$3,500,000,000

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of MUFG Securities Americas Inc. (one of the managers), holds an approximately 20.2% interest in Morgan Stanley. This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC and MUFG Securities Americas Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

Commonwealth Bank of Australia, Intesa Sanpaolo S.p.A., Nordea Bank Abp and Standard Chartered Bank are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in Canada:

With respect to sales of the notes in Canada, the notes may be sold only to purchasers that are: (i) not individuals; (ii) purchasing, or deemed to be purchasing, as principal; (iii) “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), as applicable; and (iv) “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. The distribution of the notes in Canada is being made on a private placement basis only and is therefore exempt from the requirement that Morgan Stanley prepares and files a prospectus with the relevant Canadian regulatory authorities.

Although Morgan Stanley is a “reporting issuer”, as such term is defined under applicable Canadian securities legislation, in the provinces of British Columbia, Alberta, Saskatchewan, Québec and Newfoundland and Labrador, the certificate(s), if any, representing the notes will not carry the legend prescribed by Section 2.5(2) of National Instrument 45-102 Resale of Securities nor will a written notice containing such legend restriction notation be delivered to any purchaser. Accordingly, the notes will not be or become freely tradeable in Canada, and any resale of the notes must be made in accordance with an exemption from, or pursuant to a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers are advised to seek legal advice prior to any resale of the notes.

Prospective investors in Canada are advised that your name and other specified information, including the number of notes you have purchased, may be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian law. By purchasing any notes hereunder, you are deemed to have consented to the disclosure of that information.

Securities legislation in certain provinces of Canada provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus (collectively, the “offering memorandum”) or any amendment to it contains a “misrepresentation” within the meaning of Canadian securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in NI 45-106), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon.

Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells notes on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Financial and Consumer Affairs Authority of Saskatchewan, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of notes has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) notes are to be distributed in addition to the notes previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the manager or offeror that failed to comply with the applicable requirement.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

New Brunswick

New Brunswick securities legislation provides investors who purchase notes offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action for damages against the issuer, a selling security holder on whose behalf the distribution is made, every person who was a director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum, or a right of action for rescission against the issuer and the selling security holder on whose behalf the distribution is made, in the event that any information relating to the offering provided to the purchaser contains a misrepresentation. Where an offering memorandum is delivered to a prospective purchaser of notes in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the notes is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, the above-noted statutory rights of action. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, before the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the notes with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the notes were offered.

Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of notes is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the seller of such notes, the directors of the seller at the date of the offering memorandum and the persons who have signed the offering memorandum or, alternatively, while still the owner of the notes, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the notes (or after the date on which initial payment was made for the notes where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the notes with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the notes resulting from the misrepresentation; and (d) in no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario), the Securities Act (New Brunswick), the Saskatchewan Act and the Securities Act (Nova Scotia) and the rules and regulations thereunder and reference is made thereto for the complete text of such provisions.

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in the EEA:

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in the United Kingdom:

Prohibition of Sales to United Kingdom Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.  The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as "relevant persons"). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons.  Any person in the United Kingdom that is not a relevant person should not act or rely on this this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus or any of their contents.

With respect to securities to be offered or sold in the United Kingdom, the managers have represented and agreed, and each underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities will be required to represent and agree, that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley, and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any securities in, from or otherwise involving the United Kingdom.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.